Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Xcel Energy Inc. on Form S-8 of our report dated March 28, 2003 (which expresses an unqualified opinion based on our audit and the report of other auditors and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002 and implications to Xcel Energy Inc. related to credit and liquidity constraints, various defaults under credit arrangements, and a likely Chapter 11 bankruptcy protection filing at NRG Energy, Inc.), appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2002, of our report dated June 24, 2002, relating to the financial statements of the Xcel Energy Retirement Savings Plan (the “Savings Plan”) as of and for the year ended December 31, 2001, appearing in the Annual Report on Form 11-K of the Savings Plan for the year ended December 31, 2001, and of our report dated June 24, 2002, relating to the financial statements of New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Employees’ Savings and Stock Ownership Plan”) as of and for the year ended December 31, 2001, appearing in the Annual Report on Form 11-K of the Employees’ Savings and Stock Ownership Plan for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 9, 2003